Exhibit 99.2
January 3, 2007
Board of Directors
Inland Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Attention Barry L. Lazarus, President and Chief Executive Officer

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Developers Diversified Realty Corporation (File No.: 333-139456), dated January 3, 2007:
Dear Mr. Lazarus:
Reference is made to our opinion letter, dated October 20, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share (“Company Common Stock”), of Inland Retail Real Estate Trust, Inc. (the “Company”) of the Merger Consideration to be received by such holders pursuant to the Agreement and Plan of Merger entered into by and among the Company, Developers Diversified Realty Corporation (“Parent”) and a wholly owned subsidiary of Parent.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and no submission, distribution or filing of the opinion, in whole or in part, may be made to or with any third party or governmental agency, and no reference to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), the engagement of Houlihan Lokey, the services provided by Houlihan Lokey or the opinion may be made in any public filing(s), materials distributed to the security holders of the Company, financial statements, press releases or any other disclosure, in each instance, without Houlihan Lokey’s prior review and written approval. We understand that the Company has determined to include our opinion in the Proxy Statement of the Company/Prospectus of Parent included in the above-referenced Amendment No. 1 to the Registration Statement.
In that regard, we hereby consent to the references to our opinion under the captions “Summary — Opinion of Houlihan Lokey” and “The Merger — IRRETI’s Reasons for the Merger — Opinion of Houlihan Lokey” and “The Merger — Opinion of Houlihan Lokey” and to the inclusion of the foregoing opinion in the Proxy Statement of the Company/Prospectus of Parent included in the above-mentioned Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.